UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  June 29, 2006

000-49715 (Commission File Number)	CHINA DIGITAL COMMUNICATION GROUP
(Exact Name of Registrant as Specified in Its Charter)

NEVADA
(State or Other Jurisdiction of Incorporation)

A-3. Xinglian Industrial Zone.
He Hua Ling Pingxin Road. Xin Nan. Ping Hua
Town. Longgang. Shenzhen China 51811
(Address of Principal Executive Offices)(Zip Code)

86-755-2698-3767
(Registrant's Telephone Number, Including Area Code)

Former Name or Former Address, if Changed Since Last Report)

91-2132336 (IRS Employer Identification No.)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

        On June 29, 2006, China Digital Communication Group (the “Company”) consummated the previously announced acquisition of Galaxy View International Ltd. (“Galaxy View”) pursuant to an Amended and Restated Share Exchange Agreement (the “Agreement”), dated March 22, 2006, among the Company, Galaxy View, Sono Digital Electronic Technologies Co., Ltd. (“Sono”), and the shareholders of Galaxy View (the “Shareholders”), as described in that Current Report on Form 8-K filed on March 24, 2006. Pursuant to the terms of the Agreement, the Company acquired 100% of Galaxy View in a cash and stock transaction valued at approximately $8.0 million. The Company paid to the Shareholders $3.0 million in cash and delivered 7,575,757 unregistered shares of the Company’s Series A-1 Convertible Preferred Stock (the “Series A-1 Preferred Stock”) valued at approximately $5.0 million and the Company received all of the outstanding stock of Galaxy View.

        Prior to the closing of the acquisition, neither Galaxy View, Sono, any officer or directors thereof, nor the Shareholders were affiliated with or related to the Company in any way. The purchase price was determined by negotiations between the Company, on the one hand, and Galaxy View, on the other.

        Galaxy View, which operates through its wholly owned subsidiary Sono, is a high-tech enterprise specializing in the mobile communication equipment industry. Galaxy View has a broad range of services, including mobile equipment production, technical development, product standardization, market research, equipment setup and debugging, technical support, implementation analysis and searching for merger opportunities.

Item 3.02. Unregistered Sales of Equity Securities.

        In connection with the acquisition of Galaxy View as described in Item 2.01 of this Current Report on Form 8-K, the Company issued the Series A-1 Preferred Stock to the Shareholders. The issuances of the Series A-1 Preferred Stock to the Shareholders were made in reliance upon the exemptions from the registration requirements set forth in Regulation D of the Securities Act of 1933, as amended.

Item 3.03. Material Modification to Rights of Security Holders

        On June 29, 2006, the Company filed with the Secretary of State of the State of Nevada a Certificate of Designation of Series A-1 Convertible Preferred Stock (the “Certificate of Designations”) designating 7,575,757 of the Company’s previously authorized preferred stock. Each share of Series A-1 Preferred Stock entitles the holder thereof to seven votes per share on all matters to be voted on by the shareholders of the Company and is mandatorily convertible into one share of the Company’s common stock on June 29, 2011. Each share of Series A-1 Preferred Stock shall, with respect to rights on liquidation, dissolution or winding up, rank (i) on a parity with the Company’s common stock, and (ii) junior to any other class of the Company’s preferred stock.

        The foregoing description of the terms of the Series A-1 Preferred Stock is qualified in its entirety by the provisions of Certificate of Designations filed as Exhibit 3.1 hereto.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

        As more fully described in Section 3.03 of this Current Report on Form 8-K, on June 29, 2006 the Company filed with the Secretary of State of the State of Nevada a Certificate of Designations of Series A-1 Convertible Preferred Stock, attached hereto as Exhibit 3.1, designating 7,575,757 of the Company’s previously authorized preferred stock.

Item 8.01. Other Events.

        On June 29, 2006, the Company issued a press release announcing the Company’ completion of its acquisition of Galaxy View, a copy of which press release is attached as Exhibit 99.4 and is incorporated herein by reference

Item 9.01. Financial Statements and Exhibits.

(a)     Financial Statements of Business Acquired.

        The audited financial statements of Galaxy View and its subsidiaries for years ended December 31,. 2005 and 2004, are filed as Exhibit 99.1 hereto and incorporated in their entirety herein by reference.

        The unaudited interim financial statements of Galaxy View and its and subsidiaries as of and for the three month ended March 31, 2005 and 2004 are filed as Exhibit 99.2 hereto and incorporated in their entirety herein by reference.

(b)     Pro Forma Financial Information.

        The pro forma financial information as of and for the three months ended March 31, 2006 and for the twelve months ended July 30, 2005 is furnished as Exhibit 99.3 and is incorporated in its entirety into this Item 9.01(b) by reference.

(c)     Exhibits.

3.1	Certificate of Designations Series A-1 Preferred Stock.

99.1	Audited financial statements of Galaxy View and its subsidiaries for years ended December 31, 2005 and 2004.

99.2	Unaudited interim financial statements of Galaxy View and its and subsidiaries as of and for the three month ended March 31, 2005 and 2004.

99.3	Pro forma financial information as of and for the three months ended March 31, 2006 and for the twelve months ended July 30, 2005

99.4	Press Release of the Company issued on June 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 28, 2006	CHINA DIGITAL COMMUNICATION GROUP By: /s/ Ran Liang Name: Ran Liang Title: Chief Executive Officer